Exhibit 5.1

theNBDgroup.

A California Professional Corporation

Los Angeles and Palo Alto

https://nbdpro.co/

(408) 201-2662

October 7, 2019

B. Riley Financial, Inc.

21255 Burbank Blvd., Suite 400
Woodland Hills, California 91367

Ladies and Gentlemen:

We have acted as counsel to B. Riley Financial, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale of 2,000,000 depositary shares (the “Depositary Shares”), representing an aggregate of 2,000 shares (the “Preferred Shares”) of the Company’s 6.875% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value, with a liquidation preference of $25,000 per Preferred Share (or $25.00 per Depositary Share), under the Registration Statement (as defined below), pursuant to the Underwriting Agreement, dated October 2, 2019 (the “Underwriting Agreement”), by and among the Company and B. Riley FBR, Inc. as representatives of the several underwriters named in Schedule A thereto. Each Depositary Share represents a 1/1,000th interest in a Preferred Share. The Preferred Shares and the Depositary Shares are collectively referred to herein as the “Securities.” This opinion is furnished to you in connection with the shelf registration statement on Form S-3 (Registration No. 333-233907), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 23, 2019, and declared effective by the Commission on September 30, 2019 (the “Registration Statement”), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Act”).

The Preferred Shares are to be deposited with Continental Stock Transfer and Trust Company, acting as depositary (the “Depositary”), pursuant to the Deposit Agreement dated October 7, 2019 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of receipts issued under the Deposit Agreement to evidence the Depositary Shares.

In connection with this opinion, we have examined originals, copies or forms of: (i) the Registration Statement; (ii) the prospectus, dated September 30, 2019 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the preliminary prospectus supplement, dated October 2, 2019, relating to the offering of the Securities (together with the Base Prospectus, the “Preliminary Prospectus”); (iv) the prospectus supplement, dated October 2, 2019, in the form filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus, together with the Preliminary Prospectus and the documents incorporated and deemed to be incorporated by reference therein, herein collectively referred to as the “Prospectus”); (v) the executed Underwriting Agreement; (vi) an executed copy of the Deposit Agreement; (vii) an executed certificate evidencing 2,000 Preferred Shares registered in the name of the Depositary; (viii) a form of depositary receipt registered in the name of Cede & Co., relating to 2,000,000 Depositary Shares (the “Receipt”); (ix) the Certificate of Designation of 6.875% Series A Cumulative Perpetual Preferred Stock of the Company, as filed on October 4, 2019 with the Secretary of State of the State of Delaware; (x) a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and currently in effect, as certified by the Secretary of the State of Delaware; (xi) a copy of the By-laws of the Company, as currently in effect, as certified by the Secretary of the Company; and (xii) certain resolutions of the Board of Directors of the Company, approved on October 1, 2019, and certain resolutions of the Pricing Committee thereof, approved on October 2, 2019, as certified by the Secretary of the Company. In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officers of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, and the due authorization thereof by each such other party of all requisite action and the due execution and delivery of such documents by each such other party, and that such documents constitute the legal, valid and binding obligations of each such other party enforceable against such party in accordance with their terms.

In addition, we have assumed that the issuance and sale of the Securities and that the execution and delivery by the Company of, and the performance of its obligations under, the Deposit Agreement and the Securities do not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule, or regulation to which the Company or any of its properties is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recordation or registration with, any governmental authority.

Our opinions set forth herein are limited to (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of New York that, in our experience, are normally applicable to the Securities and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to any non-Opined on Law on the opinions herein stated.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.	The Receipt, when issued against the deposit of underlying Preferred Shares by the Company in respect thereof in accordance with the terms of the Deposit Agreement, will be legally issued and will entitle the holder thereof to the rights specified in such Receipt and in the Deposit Agreement.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ The NBD Group, Inc.

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